Exhibit 5.1

GREENBERG TRAURIG, LLP

18565 Jamboree Road, Suite 500

Irvine, California 92612

July 15, 2024

Azitra, Inc.

21 Business Park Drive

Branford, CT 06405

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Azitra, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed this day with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of (i) up to 3,115,265 shares (the “Common Shares”) of the Company’s common stock (“Common Stock”); (ii) Prefunded Warrants to purchase up to an aggregate of 3,115,265 shares of Common Stock (the “Prefunded Warrants”), (iii) Class A Warrants to purchase up to an aggregate of 6,230,530 shares of Common Stock (the “Class A Warrants”), and (iv) placement agent warrants to purchase up to 124,610 shares of Common Stock (the “Placement Agent Warrants” and together with the Prefunded Warrants and the Class A Warrants, the “Warrants”). The Common Shares and the Warrants are to be sold pursuant to a Placement Agency Agreement between the Company and Maxim Group, LLC.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, forms of the Second Amended and Restated Certificate of Incorporation, as further amended, and Second Amended and Restated Bylaws of the Company currently in effect at the close of the offering, the Warrants and the corporate action of the Company that provides for the issuance of the Common Shares, the execution and issuance of the Warrants and the issuance of the shares (“Underlying Shares”) of Common Stock underlying the Warrants, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Common Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

Based upon and subject to the foregoing, it is our opinion that the Warrants have been duly authorized for issuance by the Company and, when issued in conformity with and pursuant to the Registration Statement, will be validly issued, fully paid and non-assessable.

Based upon and subject to the foregoing, it is our opinion that the Underlying Shares have been duly authorized for issuance by the Company and, upon exercise and payment of the exercise price therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus made part of the Registration Statement.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP